Exhibit 10.1

QNB Corp.

15 North Third Street

Quakertown, Pennsylvania 18951

May 22, 2012

Mr. Thomas J. Bisko

9 Clover Lane

Quakertown, Pennsylvania 18951

Re: Employment Agreement dated September 2, 1986

Dear Mr. Bisko:

This will confirm our discussions and understanding regarding your intention to retire from service as an employee and executive officer of QNB Corp. and its wholly owned banking subsidiary, QNB Bank, on December 31, 2012. We understand that you have agreed to continue your service as a director of both QNB Corp. and QNB Bank following your retirement.

As a result of your retirement at the end of 2012, we have mutually agreed that the “December 31, 2013” date included in Section 2 of your existing employment agreement, dated September 2, 1986, be revised to read “December 31, 2012,” so that the term of the employment agreement will coincide with the date of your retirement. Except as modified by the preceding sentence, the employment agreement will remain in effect in accordance with its terms until your retirement date, at which time the employment agreement will terminate.

If you are in agreement with the foregoing, please indicate your agreement by signing the enclosed duplicate copy of this letter and returning it to me at your convenience.

Very truly yours,
QNB Corp.

/s/ Dennis Helf
Dennis Helf
Chairman of the Board

Accepted and agreed, intending to be

legally bound, this 22nd day of May 2012:

/s/ Thomas J. Bisko
Thomas J. Bisko